                                                                EXHIBIT 23.2

          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Affiliated Computer Services, Inc. (ACS) for the registration of up to $230,000,000 of 4% Convertible Subordinated Notes due March 15, 2005, and to the incorporation by reference therein of our report dated July 28, 1997, with respect to the consolidated financial statements of Computer Data Systems, Inc., which is included in ACS' Current Report on Form 8-K dated February 19, 1998, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Washington, D.C.
April 28, 1998